Exhibit 99.1

For Immediate Release:	Contact:	Melissa Collins
October 29, 2012		574-235-2029

Seitz Promoted to President of 1st Source Bank

South Bend, IN – Christopher J. Murphy III, Chairman, President, and CEO of 1st Source Corporation and Chairman and CEO of 1st Source Bank announced that the Board of Directors of 1st Source has promoted James Seitz to President of 1st Source Bank.

Seitz, formerly Executive Vice President, has been responsible for consumer and electronic banking, managing the Regional Presidents in Indiana and Michigan, as well as the areas of Consumer Lending and Mortgage, Electronic and Mobile Banking, Branch Administration, Deposit Operations and corporate-wide Marketing. Since joining 1st Source in 1980 as Branch Manager of the Bank’s Maple Lane Banking Center, Seitz has served as a Regional Manager, Supervisor of Banking Centers, Director of Online Banking and Manager of Consumer and Electronic Banking.

According to Mr. Murphy, “Jim has earned his position by demonstrating his leadership skills especially since being promoted to Executive Vice President, by exercising his people skills and successfully managing a variety of staff and line functions in the bank over his 32 year career here. He has always done what was in the best interests of the bank, its clients and his colleagues often sublimating his own needs. He has been dedicated and committed to the success of 1st Source and all of her people. Through his hard work and straightforward approach to people he has earned the respect and trust of colleagues and customers alike throughout the bank.”

Seitz received his M.B.A. from the University of Notre Dame and his B.S. in Business Marketing from Indiana University. He is active in the community with the Community Home Buyers Corporation, St. Anthony de Padua Church, the Juvenile Diabetes Association, the South Bend Country Club and the Indiana University and Notre Dame Alumni Associations.

1st Source Corporation, parent company of 1st Source Bank, has assets of $4.5 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area.  The Corporation includes 75 banking centers in 17 counties, 22 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Management locations and eight 1st Source Insurance offices.

1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves.  For more information, visit www.1stsource.com.

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